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                                                                  Exhibit 10.25

                              EMPLOYMENT AGREEMENT
                                ("the Agreement")

                                     between


IAT Multimedia, Inc., c/o IAT AG, Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi

                                                                (the "Company")


                                       and


Dr. Viktor Vogt, Boldistrasse 12, CH-5415 Rieden bei Nussbaumen

                                                              (the "Executive")


1.         Employment Duties.

1.1 Title/Responsibilities. Executive shall hold the title of President, Chief Executive Officer and Co-Chairman of the Company, and shall have the powers and duties consistent with such position. Executive shall also perform all duties which are assigned to him by the Board of Directors (the "Board"). In particular, Executive shall, without any additional compensation by either the Company or its subsidiaries, provide such services to the subsidiaries of the Company as are required by the Board.

1.2 Full Time Attention. Executive shall devote substantially all of his business time and attention, energy and skills to the Company and its subsidiaries during the Employment Term. Executive agrees to notify and obtain approval from the Board prior to accepting any board of director or other positions with any other company.

1.3 Services to IAT AG. Services of Executive performed in Switzerland shall be rendered to IAT AG which entity shall make all payments pursuant to this Agreement on behalf of the Company and for which IAT AG shall be reimbursed by the Company to the extent that Executive's compensation is allocable to the Company.

1.4 Policy Compliance. Executive is required to comply with the Company policy, practice and procedure in effect during his employment.
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2.         Compensation

2.1 Base Salary. The Company shall pay to Executive an initial annual Base Salary (the "Base Salary") of $140,000. The Base Salary shall be payable to Executive in Swiss Francs at a fixed Swiss Franc to U.S. Dollar exchange rate of SF1.35 to $1.00. Any increase to the annual Base Salary is within the sole discretion of the Company.

2.2 Non-Accountable Expense Allowance. The Company shall pay to Executive a yearly non-accountable expense allowance of SF12,000.

2.3 Bonus Compensation. In addition to the compensation provided above, the Company will pay Executive a cash incentive bonus for each full year starting with 1997 during the employment relationship in the amount of one half of one percent of the Company's net sales in excess of $5.0 million, provided that such cash bonus will not be less than $10,000. Such bonuses are payable on March 30 of each year or such earlier date which is ten business days after receipt and acknowledgment of the Company's audited financial statements by the Board of Directors of the Company; provided that Executive remains in his position with the Company on that date.

2.4 Stock Options. Executive will be granted options to purchase shares of the Company's common stock under the Company's 1996 Stock Option Plan, at a price which is the fair market value of the stock at close of business on the date of the grant. The timing and amounts of such grants as well as the terms of the options shall be determined by the Stock Option Committee in accordance with the provisions of the Company's 1996 Stock Option Plan.

2.5        Benefits.  Executive is entitled to the following benefits:

           a) Vacation. During the Employment Term, until he reaches the age of 50, Executive shall be entitled to four weeks (20 working days) annual paid vacation in addition to customary paid holidays. Thereafter, in addition to customary paid holidays, Executive shall be entitled to five weeks (25 working days) annual paid vacation. Executive may carry over up to 10 unused vacation days from the prior year, but will cease to accrue vacation once he has accrued a maximum of 30 days. Executive will not accrue any more vacation until he has taken enough vacation to bring his accrued vacation below the maximum.

           b) Accident and Sickness Insurance. During the time Executive is employed under this Agreement, (the "Employment Term"), the Company agrees to insure Executive for accident and sickness in accordance with the insurance plan which applied to date to Executive as Chief Executive Officer of IAT AG.

           c) Pension Fund Contributions. The Company shall ensure that Executive will be able to join a pension fund substantially under the same terms and conditions as the pension fund Executive is presently enrolled in as the Chief Executive Officer of IAT AG. In accordance with the former arrangements of Executive with IAT AG, the Company will pay 2/3 of the total pension fund contribution payments which are to be made (both by the employer and employee) under the pertinent statutory provisions and Executive shall pay 1/3 of such total pension fund contributions.

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           d)     Life Insurance. The Company shall maintain a term life
                  insurance policy such that the sum of the proceeds from the Swiss pension system and the term life insurance will result in payment of an aggregate of two times the annual base salary to Executive's designated beneficiaries should Executive die during the Employment Term.

           e) Director and Officer Insurance. During his term as Director and/or and Officer of the Company, Executive will be covered according to the terms of the Company's director and officer insurance.

           f) Automobile. During the Employment Term, the Company agrees to provide Executive with an automobile substantially equivalent to the type of automobile customarily provided to executives occupying similar positions to Executive at other companies within the industry.


3.         Confidentiality.

3.1 Proprietary Information. Executive agrees that he will not disclose any Proprietary Information (as hereinafter defined) to any individual or entity at any time while he is employed by the Company or at any time thereafter, except as is necessary and appropriate in the ordinary course of performing Executive's duties to the Company during his employment under this Agreement, or unless such disclosure has been authorized in writing by the Board, or unless such disclosure is required by law. For purposes of this Agreement, the term "Proprietary Information" shall mean any information that was developed by, became known by, or was assigned or otherwise conveyed, to the Company, and which has commercial value in the Company's business. Proprietary Information includes, but is not limited to, trade secrets, financial information, customer lists and information, marketing plans, strategies, business forecasts, computer programs, product plans, research and development information, testing methods and results, inventions, improvements, formulas, processes, techniques, designs, know-how and data. Proprietary Information also includes, without limitation, any information which is generally regarded as confidential in the Company's industry or which is generally treated as confidential by the Company.

3.2 Return Of Property. Executive agrees that all documents, records, apparatus, equipment and other physical property which is furnished or obtained by Executive in the course of his employment with the Company shall be and remain the sole property of the Company. Executive agrees that, upon the termination of his employment, he shall return all such property and any other property of the Company or of any of the Company's subsidiaries that may have come into his possession in the course of the employment relationship or previous employment relationships with any other company of the IAT group (whether or not it pertains to Proprietary Information), and agrees not to make or retain copies, reproductions or summaries of any such property.

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4.         Non-Competition

4.1 Covenant not to Compete. For a period of two years after termination of the Agreement, Executive shall not, to the extent that the Company does not expressly waive such obligation of the Executive, within Switzerland, Germany and within any other country where the Company or any of its subsidiaries are active, directly or indirectly engage in any business activity, competing with the product lines of the Company and of its subsidiaries or participate in any such competitive business.

4.2 Liquidated Damages. Upon breach of his covenant not to compete, Executive shall pay to the Company liquidated damages in the amount of $50,000. In addition, Executive shall be liable for any further damages caused by the breach of his covenant not to compete.

4.3 Specific Performance. In addition to the liquidated damages pursuant to section 4.2, the Company may request Executive to refrain from or cease any activities violating his covenant not to compete. In particular, the Company is entitled to seek interim relief in order to enforce such specific performance.

4.4 Severance. During the non-competition period, as set out in section 4.1, the Company shall compensate Dr. Vogt for not competing by paying him the difference between his average salary (excluding bonus) he earned in the last twelve months before termination of the employment relationship and any compensation he receives from a third party during the non-competition period.


5.         Effectiveness, Duration and Termination

5.1        Effectiveness. This Agreement shall be effective as of March 1, 1997.

5.2 Duration. This Agreement has a fixed duration of three years and will, therefore, expire on March 1, 2000.

5.3 Termination. During the fixed term set out in section 5.2 each party may only terminate this Agreement for gross misconduct of the other party. In such a case, the contract may, however, be terminated immediately without giving advance notice.

5.4 Relief of Duties. Notwithstanding anything to the contrary in this Agreement, the Company is at any time entitled to relieve Executive of his functions and duties as set out in section 1. In such a case, the Company will, however, pay such compensation to Executive as set out in section 2, until the term of this Agreement expires.
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5.5        Extension of Agreement. On December 15, 1999 at the latest the parties shall enter into negotiations as to an extension of the employment relationship between Executive and the Company.


6.         General Provisions

6.1 Assignment. Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof.

6.2 No Waiver Of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

6.3 Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

6.4 Entire Agreement. This Agreement constitutes the entire Agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, Agreements and understandings between the parties, oral or written.

6.5 Amendment, Modification and Waivers. No amendment, modification, termination or attempted waiver of this Agreement will be valid unless in writing and signed by the parties.

6.6 Fees and Expenses. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, Executive, if Executive is the successful or prevailing party, will be entitled to recover from the Company reasonable attorneys' fees and other costs incurred in the proceedings, in addition to any other relief to which Executive may be entitled.

6.7 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8 English Language. All reports, data, information, notices, schedules, plans, records and other information required to be provided hereunder by either party shall be in the English language. If a translation is made of this Agreement, it shall be made for the convenience of the parties and the English language of this Agreement shall be controlling.

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6.9        Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery or delivery by facsimile to the party to be notified or four days after deposit with an air courier or by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten days' advance written notice to the other parties.


           If to the Company:

                                    IAT Multimedia, Inc.
                                    Geschaftshaus Wasserschloss
                                    Aarestrasse 17
                                    CH-5300 Vogelsang-Turgi, Switzerland
                                    011-41-56-223-5023 (facsimile number)

           If to the Executive:
                                    Dr. Viktor Vogt
                                    Boldistrasse 12
                                    5415 Rieden b. Nussbaumen, Switzerland


7.         Applicable Law and Jurisdiction

7.1 Applicable Law. This Agreement shall be governed by Swiss law, in particular by Art. 319 et seq. of the Swiss Code of Obligations.

7.2 Jurisdiction. The ordinary Civil Courts of Baden in the Canton of Aargau shall have exclusive jurisdiction for any disputes arising out of or in connection with this Agreement.




Place and date:                             Place and date:

As of March 1, 1997. Turgi                  As of March 1, 1997. Turgi
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/s/ Jacob Agam                              /s/ Viktor Vogt
----------------------------------          --------------------------------

IAT Multimedia, Inc.                        Dr. Viktor Vogt